PROFIT PLANNERS MANAGEMENT, INC.
100 S. BEDFORD ROAD, SUITE 340
MT. KISCO, NY 10549

March 1, 2009

CONSULTING AGREEMENT

Wesley Ramjeet

110 West 40th Street,

Suite 2503

New York, NY 10018

Dear Mr. Ramjeet:

Profit Planners Management, Inc. (the “Company”) is pleased to offer you a consulting relationship on the following terms:

1.

Position.  Your title will be Chief Executive Officer, and you will initially report to the Company’s Board of Directors.  This is not a full-time position.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.  The Company acknowledges that you are involved in various other business activities.

2.

Compensation.  The Company will pay you compensation at the rate of $1,500 per month beginning March 2009 and will continue until an end date has been agreed on.

3.

Consulting Relationship.  This agreement with the Company is for no specific period of time.  Your relationship with the Company will be “at will,” meaning that either you or the Company may terminate your relationship at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your agreement may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

4.

Interpretation, Amendment and Enforcement.  This letter agreement constitute the complete agreement between you and the Company, contain all of the terms of your relationship with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your consulting relationship with the Company or

Wesley Ramjeet
March 1, 2009

any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York County, New York, in connection with any Dispute or any claim related to any Dispute.

5.

Definitions.  The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure has caused or could reasonably be expected to cause material harm to the Company, (b) your material breach of any agreement between you and the Company, after receiving written notification of such failure from the Company’s Board of Directors and a reasonable opportunity to cure, (c) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (d) your continuing failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors or (e) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, office rs or employees, if the Company has requested your cooperation.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company.  The foregoing notwithstanding, a merger or consolidation of the Company will not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Good Reason” means that you resign within 12 months after one of the following conditions has come into existence without your consent:

(a)

A change in your position with the Company that materially reduces your level of authority or responsibility, except for a change that is reasonably required in connection with a Change in Control;

(b)

A reduction in your base salary, other than in connection with a general reduction in the salaries of all employees as a result of the financial needs of the Company; or

(c)

Receipt of notice that your principal workplace will be relocated more than 30 miles.

“Involuntary Termination” means a Separation resulting from either (a) your involuntary discharge by the Company for reasons other than Cause or (b) your voluntary resignation for Good Reason; provided, however, that an Involuntary Termination shall not be

Wesley Ramjeet
March 1, 2009

deemed to exist in the event that the Company liquidates or dissolves and such liquidation or dissolution does not constitute a Liquidation Event under clause (A), (B) or (C) of such defined term in the Company’s Amended and Restated Certificate of Incorporation.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating below.

Very truly yours,

PROFIT PLANNERS MANAGEMENT, INC.

By

/s/ Bradley Steere

Bradley Steere

Director

I have read and accept the terms of this consulting agreement:

/s/ Wesley Ramjeet
Signature of Wesley Ramjeet
Dated:   3/1/2009